Aflac Incorporated Form 8-K

EXHIBIT 99.1
News Release
FOR IMMEDIATE RELEASE

Aflac Incorporated Announces Fourth Quarter Results,
Reports Fourth Quarter 2017 Net Earnings of $2.4 Billion,
Reports Estimated Impact of $1.7 Billion Tax Reform Benefit,
2017 Operating EPS In Line With Guidance,
Updates 2018 Outlook for U.S. Tax Reform,
Increases First Quarter Cash Dividend 15.6%

COLUMBUS, Ga. - January 31, 2018 - Aflac Incorporated today reported its fourth quarter results.

Total revenues were $5.4 billion during the fourth quarter of 2017, compared with $6.0 billion in the fourth quarter of 2016. Net earnings were $2.4 billion, or $5.95 per diluted share, compared with $751 million, or $1.84 per diluted share a year ago. The increase in net earnings in the fourth quarter of 2017 reflects an estimated $1.7 billion benefit as a result of the recent U.S. Tax Cut and Jobs Act (“Tax Reform”). This estimated impact of Tax Reform may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform.

Net earnings in the fourth quarter of 2017 included pretax net realized investment gains of $58 million, or $0.15 per diluted share on a pretax basis, compared with pretax net gains of $386 million, or $0.94 per diluted share a year ago. Beginning in the first quarter of 2017, the company began reporting amortized hedge costs associated with certain U.S. dollar investments in the Japan portfolio as part of operating earnings. Pretax net realized losses from securities transactions and impairments for the fourth quarter amounted to $42 million, reflecting pretax net realized investment losses from securities transactions of $32 million, as well as pretax realized investment losses from impairments and the change in loan loss reserves of $10 million. Pretax net realized investment gains from certain derivative and foreign currency activities in the quarter were $100 million. Net earnings also included a pretax charge of $18 million, reflecting Japan branch conversion costs and a $13 million pretax charge from the early extinguishment of debt. The income tax expense on non-operating items in the quarter was $9 million. Additionally, net earnings in the quarter reflect a tax reform adjustment benefit of $1.7 billion, or $4.30 per diluted share.

The following discussion includes references to Aflac’s non-U.S. GAAP performance measures, operating earnings, operating earnings per diluted share, operating return on equity, amortized hedge costs, and adjusted book value. These measures are not calculated in accordance with U.S. GAAP. The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses operating earnings, operating earnings per diluted share, and operating return on equity to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business. The company believes that amortized hedge costs, which are a component of operating earnings, measure the periodic currency risk management costs associated with hedging a portion of Aflac Japan’s U.S. dollar-denominated investments and are an important component of net investment income. The company considers adjusted book value important as it excludes accumulated other comprehensive income (AOCI), which fluctuates due to market movements that are outside management’s control.

Definitions of the company’s non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures are provided in the schedules accompanying this release.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Because foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Operating earnings, operating earnings per diluted share, and operating return on equity, all excluding current period foreign currency impact, are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates dollar based fluctuations driven solely from currency rate changes.

The average yen/dollar exchange rate in the fourth quarter of 2017 was 112.98, or 3.4% weaker than the average rate of 109.10 in the fourth quarter of 2016. For the full year, the average exchange rate was 112.16, or 3.1% weaker than the rate of 108.70 a year ago. Aflac Japan’s growth rates in dollar terms for the fourth quarter and full year were suppressed as a result of the weaker yen/dollar exchange rate.

Operating earnings in the fourth quarter were $633 million, compared with $589 million in the fourth quarter of 2016. Operating earnings per diluted share increased 11.1% to $1.60 per diluted share in the quarter. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $0.03 for the fourth quarter. Excluding the impact of the weaker yen, operating earnings per diluted share increased 13.2% to $1.63.

For the full year, total revenues were down 4.0% to $21.7 billion, compared with $22.6 billion for the full year of 2016. Net earnings were $4.4 billion, or $10.96 per diluted share, compared with $2.7 billion, or $6.42 per diluted share, for the full year of 2016, primarily reflecting the impact of tax reform. Operating earnings for the full year were $2.7 billion, or $6.81 per diluted share, compared with $2.7 billion, or $6.50 per diluted share, in 2016. Excluding the negative impact of $0.10 per share from the weaker yen, operating earnings per diluted share increased 6.3% for the full year of 2017.

Total investments and cash at the end of December 2017 were $123.7 billion, compared with $116.4 billion at December 31, 2016.

In the fourth quarter, Aflac repurchased $331 million, or 3.9 million of its common shares. For the full year, the company purchased $1.35 billion, or 17.8 million of its common shares. At the end of December, the company had 49.0 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $24.4 billion, or $62.40 per share, at December 31, 2017, compared with $20.5 billion, or $50.47 per share, at December 31, 2016. This reflects a tax reform adjustment benefit of $1.7 billion, or $4.35 per share. Shareholders’ equity at the end of the fourth quarter included a net unrealized gain on investment securities and derivatives of $5.9 billion, compared with a net unrealized gain of $4.8 billion at December 31, 2016. Shareholders’ equity at the end of the fourth quarter also included unrealized foreign currency translation loss of $1.8 billion, compared with an unrealized foreign currency translation loss of $2.0 billion at December 31, 2016. The annualized return on average shareholders’ equity in the fourth quarter was 40.6% or 11.7% excluding the tax reform adjustment of $1.7 billion.

Shareholders’ equity excluding AOCI was $20.3 billion, or $52.09 per share at December 31, 2017, compared with $17.9 billion, or $43.99 per share, at December 31, 2016. On an operating basis, the annualized return on average shareholders’ equity excluding the impact of foreign currency in the fourth quarter was 13.3%, or 13.9% excluding the tax reform adjustment of $1.7 billion.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income, net of reinsurance, decreased 3.3% in the fourth quarter to ¥354.2 billion, with growth in third sector premium more than offset by an anticipated reduction in first sector premium due to savings products reaching premium paid-up status. Net investment income, net of amortized hedge costs, increased 2.4% to ¥63.5 billion primarily due to the foreign currency impact of U.S. dollar-denominated investments. Amortized hedge costs on the U.S. dollar investment portfolio totaled $60 million pretax quarter to date, compared with $64 million in the previous year. Total revenues were down 2.5% to ¥418.8 billion in the fourth quarter. Pretax operating earnings in yen for the quarter increased 8.8% on a reported basis and 7.5% on a currency-neutral basis. The pretax operating profit margin for the Japan segment was 20.2%, compared with 18.1% in 2016, primarily reflecting the impact of the prior-year ¥6 billion reserve adjustment on a closed block of business, as well as the mix of first and third sector products.

For the full year, premium income in yen was ¥1.4 trillion, or 2.7% lower than a year ago. Net investment income, net of amortized hedge costs, decreased 2.0% to ¥251.8 billion. Total revenues in yen were down 2.5% to ¥1.7 trillion. Pretax operating earnings were ¥343.6 billion, or 0.6% higher than a year ago.

Aflac Japan’s growth rates in dollar terms for the fourth quarter were suppressed as a result of the weaker yen/dollar exchange rate. Premium income, net of reinsurance, decreased 6.7% to $3.1 billion in the fourth quarter. Net investment income, net of amortized hedge costs, decreased 1.1% to $559 million. Total revenues declined by 5.9% to $3.7 billion. Pretax operating earnings increased 5.1% to $747 million.

For the full year, premium income in dollars was $12.8 billion, or 5.8% lower than a year ago. Net investment income, net of amortized hedge costs, decreased 5.6% to $2.2 billion. Total revenues were down 5.8% to $15.0 billion. Pretax operating earnings were $3.1 billion, or 3.0% lower than a year ago.

In the fourth quarter, total new annualized premium sales decreased 8.3% to ¥23.6 billion, or $209 million. Third sector sales, which include cancer, medical and income support products, increased 1.3% to ¥22.0 billion in the quarter. Total first sector sales, which include products such as WAYS and child endowment, were down 59.4% in the quarter, reflecting the company’s actions to reduce the sale of first sector savings products that are more interest-sensitive.

For the full year, new annualized premium sales declined 16.6% to ¥94.9 billion, or $846 million. Third sector sales increased 4.1% for the year.

AFLAC U.S.

Aflac U.S. premium income increased 2.2% to $1.4 billion in the fourth quarter. Net investment income was up 2.8% to $182 million. Total revenues increased 2.1% to $1.6 billion. Pretax operating earnings in the quarter were $288 million, an increase of 9.9%, primarily reflecting a lower year-over-year expense ratio. The pretax operating profit margin for the U.S. segment was 18.3%, compared with 17.0% a year ago.

For the full year, premium income increased 2.0% to $5.6 billion and net investment income increased 2.6% to $721 million. Total revenues were up 2.0% to $6.3 billion. Pretax operating earnings were $1.2 billion, 3.1% higher than a year ago. The pretax operating profit margin for the U.S. segment was 19.8%.

Aflac U.S. total new annualized premium sales increased 6.7% in the quarter to $515 million. For the full year, total new sales were up 4.7% to $1.6 billion.

DIVIDEND

The board of directors announced a 15.6% increase in the quarterly cash dividend, effective with the first quarter. The first quarter dividend of $0.52 per share is payable on March 1, 2018, to shareholders of record at the close of business on February 21, 2018.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with the company’s overall performance for the year. Aflac Japan, our largest earnings contributor, generated strong financial and third sector sales results for the year. Looking ahead to 2018, sales of third sector products face challenging comparisons, especially in the early part of the year due to the conversion of the Japan branch. However, we expect to see improvements in third sector sales in the second half of the year. As we said during our outlook call last month, in 2018, we anticipate that third sector earned premium will continue its steady growth in the 2% to 3% range, reflecting Aflac’s stable sales and high persistency in Japan.

“Turning to our U.S. operations, we are pleased with the sales results, financial performance and strong profitability of Aflac U.S. in 2017. Our sales results reflect our focus on the growth strategy we implemented in both our career and broker channels. As we said on last month’s outlook call, we anticipate 2018 growth in earned premium to be around 2% to 3% and new annualized premium sales growth of 3% to 5%.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and balance this financial strength with a focus on increasing the dividend, repurchasing shares and reinvesting in our business. The board of directors’ action to increase the dividend by 15.6% reflects overall strength in the company’s capital position, along with an outlook for stable growth in earnings and deployable capital generation. This accelerated resetting of the dividend as we enter 2018 demonstrates our commitment to rewarding our shareholders. Additionally, we expect share repurchase will be in the range of $1.1 to $1.4 billion in 2018, which assumes stable capital conditions and the absence of compelling alternatives. At the same time, we recognize that prudent investment in our platform is also critical to our growth strategy and driving efficiencies that ultimately will impact the bottom line.

"We are pleased that the U.S. tax reforms enacted in December 2017 provided Aflac with an opportunity to accelerate and increase our investments in initiatives that reflect our company values and objectives. As we communicated, we expect to increase overall investment in the U.S. by approximately $250 million over three to five years. These strategic investments target continued growth in the company's U.S. operation, expanded employee benefits and training programs as well as investing in technology and digital businesses.

“As we look to 2018 and take into account U.S. tax reform, our objective is to produce stable operating earnings per diluted share of $7.45 to $7.75, assuming the 2017 weighted-average exchange rate of 112.16 yen to the dollar. As always, we are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leader in voluntary insurance sales at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures 1 in 4 households. Aflac insurance products help provide protection to more than 50 million people worldwide. For 11 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2017, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work for in America for the 19th consecutive year and in 2018 included Aflac on its list of Most Admired Companies for the 17th time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or aflac.com/espanol.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EST) on Thursday, February 1, 2018.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2017	2016	% Change
Total revenues	$5,424	$5,955	(8.9)%
Benefits and claims, net	3,007	3,262	(7.8)
Total acquisition and operating expenses	1,418	1,540	(7.9)
Earnings before income taxes	999	1,153	(13.4)
Income taxes*	(1,352)	402
Net earnings*	$2,351	$751	213.0%
Net earnings per share – basic*	$5.99	$1.85	223.8%
Net earnings per share – diluted*	5.95	1.84	223.4
Shares used to compute earnings per share (000):
Basic	392,159	406,847	(3.6)%
Diluted	395,040	409,380	(3.5)
Dividends paid per share	$0.45	$0.43	4.7%

* This includes the company’s estimated impact of Tax Reform of $1.7 billion, which may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform. Excluding the impact of Tax Reform the company’s 4Q17 net earnings would have been $651 million and net earnings per basic or diluted share of $1.66 or $1.65, respectively.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2017	2016	% Change
Total revenues	$21,667	$22,559	(4.0)%
Benefits and claims, net	12,181	12,919	(5.7)
Total acquisition and operating expenses	5,468	5,573	(1.9)
Earnings before income taxes	4,018	4,067	(1.2)
Income taxes*	(353)	1,408
Net earnings*	$4,371	$2,659	64.4%
Net earnings per share – basic*	$11.04	$6.46	70.9%
Net earnings per share – diluted*	10.96	6.42	70.7
Shares used to compute earnings per share (000):
Basic	396,021	411,471	(3.8)%
Diluted	398,930	413,921	(3.6)
Dividends paid per share	$1.74	$1.66	4.8%

* This includes the company’s estimated impact of Tax Reform of $1.7 billion, which may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform. Excluding the impact of Tax Reform the company’s full-year 2017 net earnings would have been $2.7 billion and net earnings per basic or diluted share of $6.75 and $6.70, respectively.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2017	2016	% Change
Assets:
Total investments and cash	$123,659	$116,361	6.3%
Deferred policy acquisition costs	9,505	8,993	5.7
Other assets	4,053	4,465	(9.2)
Total assets	$137,217	$129,819	5.7%
Liabilities and shareholders’ equity:
Policy liabilities	$99,147	$93,726	5.8%
Notes payable	5,289	5,360	(1.3)
Other liabilities	8,416	10,251	(17.9)
Shareholders’ equity	24,365	20,482	19.0
Total liabilities and shareholders’ equity	$137,217	$129,819	5.7%
Shares outstanding at end of period (000)	390,455	405,810	(3.8)%

DEFINITIONS OF NON-U.S. GAAP FINANCIAL MEASURES

Aflac defines the non-U.S. GAAP measures included in this earnings release as follows:

•
Operating earnings includes interest cash flows associated with notes payable and amortized hedge costs related to foreign currency denominated investments, but excludes certain items that cannot be predicted or that are outside of management's control, such as realized investment gains and losses from securities transactions, impairments, change in loan loss reserves and certain derivative and foreign currency activities; nonrecurring items; and other non-operating income (loss) from net earnings. Nonrecurring and other non-operating items consist of infrequent events and activity not associated with the normal course of the company's insurance operations and do not reflect Aflac's underlying business performance. Please note that our “operating earnings” label will be changed to “adjusted earnings” on both a pretax and after-tax basis commencing with the company's first quarter 2018 reporting. This change will only pertain to the label of the measure and will not alter its definition or calculation.

•	Operating earnings per share (basic or diluted) are the operating earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented.

•
Operating return on equity excluding current period foreign currency impact is calculated using operating earnings excluding the impact of the yen/dollar exchange rate, as reconciled with total U.S. GAAP net earnings, divided by average shareholders’ equity, excluding accumulated other comprehensive income (AOCI). The comparable U.S. GAAP measure is return on average equity (ROE) as determined using net earnings and average total shareholders’ equity.

•
Amortized hedge costs represent costs incurred in using foreign currency forward contracts to hedge the foreign exchange risk of a portion of U.S. dollar-denominated assets in the company’s Japan segment investment portfolio. These amortized hedge costs are derived from the difference between the foreign currency spot rate at time of trade inception and the contractual foreign currency forward rate, recognized on a straight line basis over the term of the hedge. There is no comparable U.S. GAAP financial measure for amortized hedge costs.

•	Adjusted book value is the U.S. GAAP book value, less AOCI as recorded on the U.S. GAAP balance sheet.

•
The estimated impact of Tax Reform, which is included in GAAP net income and equity, but excluded from operating earnings as defined, is a preliminary estimate and may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform.

RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2017	2016	% Change

Net earnings	$2,351	$751	213.0%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	42	(25)
Certain derivative and foreign currency (gains) losses [2,3]	(100)	(361)
Other and non-recurring (income) loss [3]	31	137
Income tax (benefit) expense on items excluded from operating earnings [2]	9	87
Tax reform adjustment [4]	(1,700)	N/A

Operating earnings	633	589	7.5%
Current period foreign currency impact [5]	10	N/A
Operating earnings excluding current period foreign currency impact [6]	$643	$589	9.2%

Net earnings per diluted share	$5.95	$1.84	223.4%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	0.11	(0.06)
Certain derivative and foreign currency (gains) losses [2,3]	(0.25)	(0.88)
Other and non-recurring (income) loss [3]	0.08	0.33
Income tax (benefit) expense on items excluded from operating earnings [2]	0.02	0.21
Tax reform adjustment [4]	(4.30)	N/A

Operating earnings per diluted share	1.60	1.44	11.1%
Current period foreign currency impact [5]	0.03	N/A
Operating earnings per diluted share excluding current period foreign currency impact [6]	$1.63	$1.44	13.2%
1 Amounts may not foot due to rounding.
2 To conform to current year presentation, prior-year amounts have been revised to reflect the change in methodology of classifying the amortized hedge costs related to foreign currency denominated investments as a component of operating earnings.
3 Foreign currency gains (losses) for all periods have been reclassified from other income (loss) to derivative and foreign currency gains (losses) for consistency with current period presentation.
4 This estimated impact of Tax Reform may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform.
5 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
6 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2017	2016	% Change

Net earnings	$4,371	$2,659	64.4%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	9	(55)
Certain derivative and foreign currency (gains) losses [2,3]	(9)	(32)
Other and non-recurring (income) loss [3]	69	137
Income tax (benefit) expense on items excluded from operating earnings [2]	(24)	(18)
Tax reform adjustment [4]	(1,700)	N/A

Operating earnings	2,716	2,691	0.9%
Current period foreign currency impact [5]	41	N/A
Operating earnings excluding current period foreign currency impact [6]	$2,757	$2,691	2.5%

Net earnings per diluted share	$10.96	$6.42	70.7%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	0.02	(0.13)
Certain derivative and foreign currency (gains) losses [2,3]	(0.02)	(0.08)
Other and non-recurring (income) loss [3]	0.17	0.33
Income tax (benefit) expense on items excluded from operating earnings [2]	(0.06)	(0.04)
Tax reform adjustment [4]	(4.26)	N/A

Operating earnings per diluted share	6.81	6.50	4.8%
Current period foreign currency impact [5]	0.10	N/A
Operating earnings per diluted share excluding current period foreign currency impact [6]	$6.91	$6.50	6.3%
1 Amounts may not foot due to rounding.
2 To conform to current year presentation, prior-year amounts have been revised to reflect the change in methodology of classifying the amortized hedge costs related to foreign currency denominated investments as a component of operating earnings.
3 Foreign currency gains (losses) for all periods have been reclassified from other income (loss) to derivative and foreign currency gains (losses) for consistency with current period presentation.
4 This estimated impact of Tax Reform may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform.
5 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
6 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

RECONCILIATION OF U.S. GAAP BOOK VALUE TO ADJUSTED BOOK VALUE 1
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

DECEMBER 31,	2017	2016	% Change
U.S. GAAP book value [2]	$24,365	$20,482
Less:
Unrealized foreign currency translation gains (losses)	(1,750)	(1,983)
Unrealized gains (losses) on securities and derivatives	5,941	4,781
Pension liability adjustment	(163)	(168)
Total AOCI	4,028	2,630
Adjusted book value [3]	$20,337	$17,852
Add:
Unrealized foreign currency translation gains (losses)	(1,750)	(1,983)
Adjusted book value including unrealized foreign currency translation gains (losses) [2,4]	$18,587	$15,869

Number of outstanding shares at end of period (000)	390,455	405,810

U.S. GAAP book value per common share [2]	$62.40	$50.47	23.6%
Less:
Unrealized foreign currency translation gains (losses) per common share	(4.48)	(4.89)
Unrealized gains (losses) on securities and derivatives per common share	15.22	11.78
Pension liability adjustment per common share	(0.42)	(0.41)
Total AOCI per common share	10.32	6.48
Adjusted book value per common share [3]	$52.09	$43.99	18.4%
Add:
Unrealized foreign currency translation gains (losses) per common share	(4.48)	(4.89)
Adjusted book value including foreign currency translation gains (losses) per common share [2,4]	$47.60	$39.10	21.7%

[1]	Amounts may not foot due to rounding.

[2]	U.S. GAAP book value represents total shareholders’ equity as recorded on the balance sheet. These amounts include the company’s estimated impact of Tax Reform of $1.7 billion, or $4.35 per share.

[3]	Adjusted book value is the U.S. GAAP book value, adjusted for AOCI (as recorded on the U.S. GAAP balance sheet).

[4]	Adjusted book value including unrealized foreign currency translation gains (losses) is adjusted book value plus unrealized foreign currency translation (gains) losses.

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO OPERATING ROE 1
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

THREE MONTHS ENDED DECEMBER 31,	2017	2016
Net earnings - U.S. GAAP ROE [2,3]	40.6%	13.9%
Impact of excluding unrealized foreign currency translation gains (losses)	(3.6)	(1.0)
Impact of excluding unrealized gains (losses) on securities and derivatives	11.8	4.2
Impact of excluding pension liability adjustment	(0.3)	(0.1)
Impact of excluding AOCI	7.9	3.1
U.S. GAAP ROE - less AOCI	48.5	17.0
Differences between operating earnings and net earnings [3,4]	(35.4)	(3.6)
Operating ROE - reported	13.1	13.4
Less: Impact of foreign currency [5]	(0.2)	N/A
Operating ROE, excluding impact of foreign currency	13.3	13.4
Less: Impact of Tax Reform	(0.6)	N/A
Operating ROE, excluding impacts of foreign currency and Tax Reform	13.9%	13.4%

[1]	Amounts presented may not foot due to rounding.

[2]
U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity. Excluding the estimated impacts of Tax Reform of $1.7 billion of earnings and $850 million impact of average shareholders' equity, the U.S. GAAP ROE would have been 11.7% for the three months ending 2017.

[3]
These measures include the company’s estimated earnings impact of $1.7 billion of Tax Reform, which may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the Company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform.

[4]	See separate reconciliation of net income to operating earnings.

[5]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated operating earnings compared to reported operating earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO OPERATING ROE 1
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

TWELVE MONTHS ENDED DECEMBER 31,	2017	2016
Net earnings - U.S. GAAP ROE [2,3]	19.5%	13.9%
Impact of excluding unrealized foreign currency translation gains (losses)	(1.9)	(1.7)
Impact of excluding unrealized gains (losses) on securities and derivatives	5.5	3.1
Impact of excluding pension liability adjustment	(0.2)	(0.1)
Impact of excluding AOCI	3.4	1.3
U.S. GAAP ROE - less AOCI	22.9	15.2
Differences between operating earnings and net earnings [3,4]	(8.7)	0.2
Operating ROE - reported	14.2	15.4
Less: Impact of foreign currency [5]	(0.2)	N/A
Operating ROE, excluding impact of foreign currency	14.4	15.4
Less: Impact of Tax Reform	(0.7)	N/A
Operating ROE, excluding impacts of foreign currency and Tax Reform	15.1%	15.4%

[1]	Amounts presented may not foot due to rounding.

[2]
U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity. Excluding the estimated impacts of Tax Reform of $1.7 billion of earnings and $850 million impact of average shareholders' equity, the U.S. GAAP ROE would have been 12.4% for the full year 2017.

[3]
These measures include the company’s estimated earnings impact of $1.7 billion of Tax Reform, which may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform.

[4]	See separate reconciliation of net income to operating earnings.

[5]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated operating earnings compared to reported operating earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2017	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(4.1)%	(1.8)%
Net investment income [4]	0.4	1.5
Total benefits and expenses	(5.8)	(3.5)
Operating earnings	7.5	9.2
Operating earnings per diluted share	11.1	13.2

[1]	Refer to previously defined operating earnings and operating earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2017	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(3.6)%	(1.5)%
Net investment income [4]	(3.2)	(2.0)
Total benefits and expenses	(4.2)	(2.1)
Operating earnings	0.9	2.5
Operating earnings per diluted share	4.8	6.3

[1]	Refer to previously defined operating earnings and operating earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

	2018 OPERATING EARNINGS PER SHARE[1] SCENARIOS[2]

Weighted- Average Yen/Dollar Exchange Rate	Operating Earnings Per Diluted Share			Foreign Currency Impact
105	$7.72	-	8.02	$0.27
110	7.53	-	7.83	0.08
112.16[3]	7.45	-	7.75	—
115	7.35	-	7.65	(0.10)
120	7.20	-	7.50	(0.25)

[1]
A non-GAAP financial measure, operating earnings per share (basic or diluted) are the operating earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented in 2017 and 2016. In reliance on the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of SEC Regulation S-K, a quantitative reconciliation to the most comparable GAAP measure is not provided for this financial measure. Forward-looking information with regard to the most comparable GAAP financial measure, earnings per share, is not available without unreasonable effort. This is due to the unpredictable and uncontrollable nature of these reconciling items, which would require an unreasonable effort to forecast and we believe would result in such a broad range of projected values that would not be meaningful to investors. For this reason, we believe that the probable significance of such information is low.

[2]	Table recasts all quarters to the average exchange rate.

[3]	Actual 2017 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This report contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target”, "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; exposure to significant interest rate risk; concentration of business in Japan; foreign currency fluctuations in the yen/dollar exchange rate; failure to execute or implement the conversion of the Japan branch to a legal subsidiary; limited availability of acceptable yen-denominated investments; deviations in actual experience from pricing and reserving assumptions; ability to continue to develop and implement improvements in information technology systems; governmental actions for the purpose of stabilizing the financial markets; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; ongoing changes in the Company's industry; failure to comply with restrictions on patient privacy and information security; extensive regulation and changes in law or regulation by governmental authorities; defaults and credit downgrades of investments; ability to attract and retain qualified sales associates and employees; decline in creditworthiness of other financial institutions; subsidiaries' ability to pay dividends to Aflac Incorporated; decreases in the Company's financial strength or debt ratings; inherent limitations to risk management policies and procedures; concentration of the Company's investments in any particular single-issuer or sector; differing judgments applied to investment valuations; ability to effectively manage key executive succession; significant valuation judgments in determination of amount of impairments taken on the Company's investments; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; loss of consumer trust resulting from events external to the Company's operations; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; level and outcome of litigation; and failure of internal controls or corporate governance policies and procedures.

The estimated impact of Tax Reform, which is included in GAAP net income and equity, but excluded from operating earnings as defined, is a preliminary estimate and may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the Company’s calculations, changes in interpretations and assumptions the Company has made, tax guidance that may be issued and actions the Company may take as a result of Tax Reform.

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or dyoung@aflac.com

Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com